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                                                                      EXHIBIT 11

                                  GenCorp Inc.
                    Computation of Earnings Per Common Share
                                                                                             Unaudited
                                                                                        Three Months Ended
                                                                                   -------------------------------
                                                                                   February 28,       February 28,
                                                                                       1994               1993
                                                                                   ------------       ------------
Earnings (Dollars in Millions)
- --------

Income (Loss) Before Cumulative Effect
   of Accounting Changes                                                             $  (3.2)              $ 6.1

Cumulative Effect of Accounting Changes                                               (212.8)                  -
                                                                                     --------              -----

Net Income for Primary
   Earnings Per Share                                                                 (216.0)                6.1

Tax Affected Interest Expense
   Applicable to 8% Convertible
   Subordinated Debentures                                                               1.4                 1.4
                                                                                     --------              -----

Net Income for Fully Diluted
   Earnings Per Share                                                                $(214.6)              $ 7.5
                                                                                     =======               =====


Shares (In Thousands)
- ------

Weighted Average Number of
   Common Shares Outstanding
   for Primary Earnings Per Share                                                     31,730              31,729

Assuming Conversion of 8%
   Convertible Subordinated
   Debentures                                                                          7,158               7,159
                                                                                     -------               -----

Weighted Average Number of
   Common Shares Outstanding
   for Fully Diluted Earnings Per Share                                               38,888              38,888
                                                                                      ======              ======


Earnings Per Share
- ------------------

Income (Loss) Before Cumulative Effect
   of Accounting Changes                                                             $  (.10)              $ .19

Cumulative Effect of Accounting Changes                                                (6.71)                  -
                                                                                     -------               -----

Net Income (Loss) for Primary Earnings
   Per Share                                                                         $ (6.81)              $ .19
                                                                                     =======               =====

Fully diluted earnings per share calculation is antidilutive and therefore is the same as the primary earnings per share.
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